Exhibit 99.1

Release: 7:30 A.M. July 22, 2020

Contact: Investor Relations Department

212-365-6721

IR@MetropolitanBankNY.com

Metropolitan Bank Holding Corp. Reports Net Income of $10.8 Million

Diluted EPS of $1.29 for the Second Quarter

NEW YORK, July 22, 2020 – Metropolitan Bank Holding Corp. (the “Company”) (NYSE: MCB), the holding company for Metropolitan Commercial Bank (the “Bank”), today reported net income of $10.8 million, or $1.29 per diluted common share, for the second quarter of 2020, as compared to net income of $6.1 million, or $0.71 per diluted common share, for the second quarter of 2019.

For the six months ended June 30, 2020, the Company reported net income of $16.9 million, or $2.01 per diluted common share, as compared to $14.6 million, or $1.72 per diluted common share, for the six months ended June 30, 2019.

Financial Highlights for the second quarter of 2020 include:

•	Total assets increased $612.9 million, or 18.3%, to $3.97 billion at June 30, 2020, as compared to $3.36 billion at December 31, 2019.

•	Total loans increased 8.2%, or $219.3 million, to $2.89 billion at June 30, 2020, as compared to $2.67 billion at December 31, 2019. For the three and six months ended June 30, 2020, the Bank’s loan production was $177.3 million and $330.0 million, respectively, as compared to $299.7 million and $571.9 million for the three and six months ended June 30, 2019, respectively.

•	Net interest margin decreased 19 basis points for the second quarter of 2020 to 3.19%, as compared to 3.38% for the first quarter of 2020. The decrease in net interest margin was due to significantly lower market interest rates as well as an increase in the level of liquid assets and securities on the balance sheet, which both earn lower yields than our loan portfolio, during the second quarter of 2020. The Bank was successful in growing deposits by $373.0 million and by $604.0 million during the three and six months ended June 30, 2020, respectively, which exceeded our net loan growth for both periods. As a result, during the second quarter of 2020, average overnight deposits grew by $323.8 million to $797.4 million as compared to $470.6 million during the first quarter of 2020. Overnight deposits yielded 0.19% for the second quarter of 2020 as compared to 1.36% for the first quarter of 2020 and the average balance accounted for 21.0% of total average interest-earning assets as compared to 13.7% for the same respective periods.

•	Interest rate spread was 2.81% for the second quarter of 2020 as compared to 2.74% for the first quarter of 2020. The yield on interest-earning assets was 3.62% and 4.22% for those same respective periods. The cost of interest-bearing liabilities was 0.81% for the second quarter of 2020 as compared to 1.48% for the first quarter of 2020. The overall decreases in yields on interest-earning assets and the cost of interest-bearing liabilities are primarily due to the interest rate cuts totaling 150 basis points by the Federal Reserve in March 2020. The Federal Reserve reduced interest rates by 50 basis points on March 3, 2020 and 100 basis points on March 15, 2020.

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•	Total cash and cash equivalents increased $433.5 million, or 111.4%, to $822.7 million at June 30, 2020, as compared to $389.2 million at December 31, 2019. Total securities, primarily those classified as available-for-sale (“AFS”), decreased by $45.9 million, or 19.1%, to $195.0 million at June 30, 2020, as compared to $240.9 million at December 31, 2019.

•	Total deposits increased 21.6%, or $604.0 million, to $3.39 billion at June 30, 2020, as compared to $2.79 billion at December 31, 2019. This growth in deposits was across the Bank’s various deposit verticals.

•	Non-interest-bearing deposits increased by $436.0 million, or 40.0%, to $1.53 billion at June 30, 2020, as compared to $1.09 billion at December 31, 2019. Interest-bearing deposits increased by $168.0 million, or 9.9%, to $1.87 billion at June 30, 2020 as compared to $1.70 billion at December 31, 2019.

•	The loan-to-deposit ratio decreased to 85.2% at June 30, 2020, as compared to 95.8% at December 31, 2019.

•	The provision for loan losses for the second quarter of 2020 was $1.8 million, as compared to $2.0 million for the second quarter of 2019. The provision for loan losses for the six months ended June 30, 2020 was $6.6 million, as compared to a credit of $81,000 for the same period in 2019. The provision for loan losses for the six months ended June 30, 2020 included an additional $3.1 million provision, which was recorded in the first quarter of 2020 in response to the economic impact of the Novel Coronavirus (“COVID-19’) (see further discussion below). The required provision for loan losses for the six months ended June 30, 2019 was reduced due to recoveries of $4.3 million related primarily to the recovery of medallion loans charged off in 2017 and 2016.

•	For the three and six months ended June 30, 2020, Bank premises and equipment expense included $615,000 and $1.2 million of rent expense, respectively, for additional space at the Company’s headquarters in 99 Park Ave., New York, NY, where the Company took possession in August 2019. During the first quarter of 2020, the Company charged-off the remaining balance of $575,000 of leasehold improvements for the Company’s existing space. The renovations on the new space are substantially complete and the Company vacated its existing space in July 2020. As a result, beginning in August 2020, the Company will cease rent payments on the former space resulting in a reduction of rent expense of approximately $195,000 per quarter.

Mark R. DeFazio, the Company’s President and Chief Executive Officer commented, “As we continue to navigate through uncharted territory, we have remained highly focused on the real impact COVID-19 could have on our performance, while also taking advantage of this disruption with a continued organic balance sheet build. I believe that MCB’s organic business model, as well as its diversification specifically through the products and services we offer through our Global Payments Group, will prove to be the main driver of our success. We know our client’s capacities and are steadfast on our careful loan underwriting. We have continuous conversations with our borrowers and believe we are aware of each of their challenges as they navigate through Covid-19 and beyond. These are times where your “true” financial partner will have to step up and provide the appropriate structure or additional working capital to support their clients. As a “true” relationship bank, I believe we are in an ideal position to make the correct decision on whom to support. Notwithstanding the confidence we have, we performed an in-depth review of our portfolio as well as continued our practice of using an independent third-party to perform a stress test of our portfolio. As a result of these efforts, we believe our allowance for loan losses is adequate. Although no one has a clear line of sight through these uncharted waters, I am confident we will continue to perform.”

Mr. DeFazio continued, “As with all downturns and disruptions, there is opportunity. Through MCB’s 21-year life, we have historically risen to the occasion and found strong margin opportunities during difficult times. Loan and deposit production continue to be strong and we have materially outpaced our competitors. New relationships are being forged as other banks are distracted. MCB is being very selective on whom we decide to take on as new clients and with a clear view that there has to be a significant deposit and loan growth opportunity.”

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Mr. DeFazio continued, “As much as MCB is a true commercial bank and subject to the typical economic conditions that affect a bank’s performance, we are also a payment solutions company for many cutting edge FinTech companies. Our path forward continues to be a dual one. First, to minimize the typical economic impact banks face such as margin compression, liquidity issues and interest rate risk. Our second path involves our Global Payments Group. Over the years, we have been the critical financial infrastructure for Fintech companies. Our Global Payments Group is well positioned to continue to lay a path forward that will insulate MCB from the typical challenges traditional banks will be facing for years to come while driving a recession resistant net interest income and generating low cost deposits.”

Mr. DeFazio concluded, “I am thrilled to report MCB has relocated to our new corporate offices on the 12th and 13th floors at 99 Park Ave. The thought process behind the design and layout is meant to support a thriving growth model. I want to thank our entire team who continues to work tirelessly through a very stressful time. Their loyalty and care for MCB is obvious and is our strongest competitive advantage.”

Impact of the Coronavirus

Operational Readiness

The Company identified the potential threat of COVID-19 in February 2020, activated its Pandemic Plan in March 2020, and had a fully remote workforce for its corporate office by early April 2020 as COVID-19 began to affect New York City, the Bank’s primary market. The activation of the established Pandemic Plan allowed the Bank to react in a disciplined manner to a rapidly changing situation.

On July 6, 2020, the Bank implemented its Return to Work Plan which allows for up to 50% of employees to return to work in July on a voluntary basis. The Bank is monitoring conditions in New York City and the surrounding areas and will revise the Return-to-Work Plan as necessary. The Bank requires certain health protocols to be followed by all employees including, but not limited to, daily temperature checks prior to entering the common workspace, daily health certifications by employees, office cleaning measures, social distancing practices and the use of face coverings in all common areas.

The Bank’s actions ensured, and continue to ensure, the Bank’s uninterrupted operational effectiveness, while safeguarding the health and safety of our customers and employees. The Pandemic Plan and Return to Work Plan incorporate guidance from the regulatory and health communities, defined by the Bank’s Business Continuity Response Team and the actions to be taken from the business lines up through the Board of Directors. The Bank’s branch network continues to serve the local community and its online platforms facilitate alternate methods for its customers to meet their financial needs. While COVID-19 has resulted in widespread disruption to the lives and businesses of the Bank’s customers and employees, the Bank’s Pandemic Plan has enabled the Bank to remain focused on assisting customers and ensuring that the Bank remains fully operational.

Financial Impact

Loan Portfolio and Modifications

The Bank has taken several steps to assess the financial impact of COVID-19 on its business, including contacting customers to determine how their business was being affected and analyzing the impact of the virus on the different industries that the Bank serves.

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Loan Portfolio. As of June 30, 2020, total loans consisted primarily of commercial real estate loans (“CRE”), commercial and industrial loans (“C&I”) and multi-family mortgage loans. The Bank’s loan portfolio includes loans to the following industries:

	June 30, 2020
(dollars in thousands)	Balance	% of Total Loans
CRE:
Skilled Nursing Facilities	$538,705	18.6%
Multi-family	403,899	14.0%
Retail	218,133	7.5%
Mixed use	209,362	7.2%
Office	162,528	5.6%
Hospitality	158,379	5.5%
Construction	59,324	2.1%
Other	595,476	20.6%
Total CRE	$2,345,806	81.1%

C&I:
Healthcare	$106,991	3.7%
Skilled Nursing Facilities	111,402	3.9%
Finance & Insurance	100,538	3.5%
Wholesale	24,578	0.8%
Manufacturing	17,384	0.6%
Transportation	13,661	0.5%
Retail	4,200	0.1%
Recreation & Restaurants	1,843	0.1%
Other	42,361	1.5%
Total C&I	$422,958	14.6%

The largest concentration in the loan portfolio is to the healthcare industry, which amounted to $757.1 million, or 26.2% of total loans at June 30, 2020, including $650.1 million in loans to skilled nursing facilities (“SNF”). The Bank has not noted any significant impact on SNF loans as a result of COVID-19 as the demand for nursing home beds remains strong and cash flows have not been significantly affected.

Loan Modifications: The Bank has been working with customers to address their needs during this pandemic. Loan customers have requested various forms of relief during this period of financial stress, including payment deferrals, interest rate reductions and extensions of maturity dates. On March 22, 2020, the banking regulators and the Financial Accounting Standards Board (“FASB”) issued guidance to financial institutions who are working with borrowers affected by COVID-19 (“COVID-19 Guidance”). The COVID-19 Guidance indicated that regulatory agencies will not criticize institutions for working with borrowers and will not direct banks to automatically categorize all COVID-19 related loan modifications as troubled debt restructurings (“TDRs”). In addition, the COVID-19 Guidance noted that modification or deferral programs mandated by the federal or a state government related to COVID-19 would not be in the scope of ASC 310-40, such as a state program that requires all institutions within that state to suspend mortgage payments for a specified period.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was signed into law. Section 4013 of the CARES Act, “Temporary Relief from Troubled Debt Restructurings,” allows banks to temporarily suspend certain requirements under GAAP related to TDRs for a limited period of time to account for the effects of COVID-19. A bank may elect to account for modifications on certain loans under Section 4013 of the CARES Act or, if a loan modification is not eligible under Section 4013, a bank may use the criteria in the COVID-19 Guidance to determine when a loan modification is not a TDR in accordance with ASC 310-40.

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The following is a summary of loan modifications requested and in process as of June 30, 2020 (dollars in thousands):

	CRE		C&I		1-4 Family		Consumer		Total
Type of Modification	Balance	Number of Loans	Balance	Number of Loans	Balance	Number of Loans	Balance	Number of Loans	Balance	Number of Loans
Defer monthly principal payments (1)	$199,784	44	$5,536	20	$—	—	$—	—	$205,320	64
Reduce monthly principal payments (2)	—	—	3,829	1	—	—	—	—	3,829	1
Full payment deferral (3)	179,803	23	43,932	113	8,670	23	5,356	63	237,761	222
Allow the use of reserve accounts	29,500	3	1,400	1	—	—	—	—	30,900	4
Cease escrowing for tax payments	4,000	1	—	—	—	—	—	—	4,000	1
Interest rate reduction (4)	41,636	7	4,132	1	—	—	—	—	45,768	8
	$454,723	78	$58,829	136	$8,670	23	$5,356	63	$527,578	300

(1)	Waived principal payments for 2 to 9 months.
(2)	Reduced monthly principal payments for 3 months.
(3)	Deferred principal and interest payments or interest-only payments for 3 to 6 months. Deferred payments will be repaid during 2021.
(4)	Rate reduced by approximately 100 basis points.

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The following is a summary of loan modifications requested by industry for CRE, C&I and Consumer loans as of June 30, 2020 (dollars in thousands):

	Defer monthly principal payments	Reduce monthly principal payments	Full payment deferral	Allow the use of reserve accounts	Cease escrowing for tax payments	Interest rate reduction	Total
CRE:
Retail
Balance	$33,551	$—	$41,411	$12,000	$—	$5,168	$92,130
Number of loans	10	—	5	1	—	1	17
Hospitality
Balance	$13,374	$—	$70,424	$5,000	$—	$20,821	$109,619
Number of loans	2	—	6	1	—	1	10
Office
Balance	$25,537	$—	$18,000	$—	$—	$—	$43,537
Number of loans	4	—	1	—	—	—	5
Mixed-Use
Balance	$18,286	$—	$34,872	$—	$4,000	$11,900	$69,058
Number of loans	7	—	5	—	1	2	15
Multifamily
Balance	$87,154	$—	$—	$12,500	$—	$—	$99,654
Number of loans	16	—	—	1	—	—	17
Warehouse
Balance	$21,026	$—	$—	$—	$—	$—	$21,026
Number of loans	4	—	—	—	—	—	4
Other
Balance	$856	$—	$15,096	$—	$—	$3,747	$19,699
Number of loans	1	—	6	—	—	3	10
Total
Balance	$199,784	$—	$179,803	$29,500	$4,000	$41,636	$454,723
Number of loans	44	—	23	3	1	7	78

C&I:
Leases
Balance	$5,536	$—	$—	$—	$—	$—	$5,536
Number of loans	20	—	—	—	—	—	20
Business
Balance	$—	$—	$345	$—	$—	$4,132	$4,477
Number of loans	—	—	1	—	—	1	2
Healthcare
Balance	$—	$3,829	$—	$—	$—	$—	$3,829
Number of loans	—	1	—	—	—	—	1
Real Estate secured
Balance	$—	$—	$35,763	$—	$—	$—	$35,763
Number of loans	—	—	11	—	—	—	11
Other
Balance	$—	$—	$7,824	$1,400	$—	$—	$9,224
Number of loans	—	—	101	1	—	—	102
Total
Balance	$5,536	$3,829	$43,932	$1,400	$—	$4,132	$58,829
Number of loans	20	1	113	1	—	1	136

Consumer:
Student Loans
Balance	$—	$—	$5,356	$—	$—	$—	$5,356
Number of loans	—	—	63	—	—	—	63

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The following is a summary of the weighted average loan-to-value ratio (“LTV”) for CRE, C&I owner-occupied loans and 1-4 Family loan modifications requested and in process as of June 30, 2020 (dollars in thousands):

Industry	Total Modifications	Weighted Average LTV
CRE:
Retail	$92,130	47.8%
Hospitality	109,619	55.7%
Office	43,537	41.6%
Mixed-Use	69,058	48.6%
Multifamily	99,654	36.6%
Warehouse	21,026	37.3%
Other	19,699	65.8%
Total CRE	$454,723	47.1%
C&I Owner-Occupied:
Real Estate Secured	$35,763	65.4%
1-4 Family
Residential Real Estate	$8,670	61.5%

	$499,156	48.7%

Allowance for Loan Losses (“ALLL”): The Bank continues to assess the impact of the pandemic on its financial condition, including the determination of the allowance for loan losses. As part of that assessment, the Bank considered the effects of the response to COVID-19 on macro-economic conditions such as sharply increasing unemployment rates and the shut-down of all non-essential businesses. The Bank also analyzed the impact of COVID-19 on its primary market, which is the New York metropolitan area, as well as the impact on the Bank’s market sectors and its specific clients.

In the first quarter of 2020, as part of the estimation of an adjustment to the ALLL due to COVID-19, management primarily relied on the results of the semi-annual stress tests that have been performed for the Bank by a third-party. The scenarios used in these stress tests include significant revenue declines in a borrower’s business as well as reductions in its operating cash flows and the impact on their ability to repay its loans. Using the stress test results, management estimated the probability of default and loss-given-default for the various loan categories at March 31, 2020 and assigned a weighting to each scenario of significant revenue decline. Based on this analysis, management estimated the potential impact of a stressed environment, such as the one resulting from COVID-19, and the adjustment to the ALLL as of March 31, 2020. In addition to the stress tests, the Bank also established an additional qualitative loss factor solely related to the impact of COVID-19 and included that analysis in its ALLL calculations. As a result of management’s assessment, the Bank recorded an additional loan loss provision of $3.1 million in the first quarter of 2020.

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In the second quarter of 2020, the Bank engaged a third-party vendor to develop a COVID-19-specific ALLL adjustment framework, which addresses those credit risk factors presented by the pandemic that are not covered by the traditional allowance process. The framework was designed to be used as a supplement to the Bank’s existing ALLL process. The framework examines three factors: the relationship between historical net charge-offs and macroeconomic variables, the institution-level efficacy of stimulus relief funding and the Bank’s geographical exposure and the regional sensitivity to the economic shock based on criteria such as exposure to virus, demographics and trade disruption in the region. Using these three factors, the framework built a correlation between the COVID-19-specific ALLL loss rate for the Bank’s loan portfolio and the rate of unemployment, the geographical exposure of the Bank’s loans and the impact of stimulus relief.

Based on current economic conditions, particularly the unemployment rate, and our ALLL methodology, the total provision for loan losses for the six months ended June 30, 2020 was $6.6 million, of which $3.1 million relates to the economic impact of COVID-19.

This is a period of great uncertainty and the impact of COVID-19 is likely to be felt over the next several quarters, particularly as the term of loan modifications expire and borrowers return to a normal debt service schedule as well as the commencement of a repayment schedule for payments that were deferred. As such, significant adjustments to the ALLL may be required as the full impact of COVID-19 on the Bank’s borrowers becomes known.

Liquidity

During periods of economic stress, such as during the COVID-19 pandemic, the Bank closely monitors deposit trends and the Bank’s liquidity position. At June 30, 2020, deposits totaled $3.39 billion, an increase of $604.0 million from December 31, 2019. At June 30, 2020, total cash and cash equivalents amounted to $822.7 million, or 20.7% of total assets, and securities available for sale amounted to $189.4 million, or 4.8% of total assets. In addition, the Bank has available borrowing capacity of $352.1 million from the Federal Home Loan Bank of New York and an available line of credit of $107.7 million with the Federal Reserve Bank of New York. The Bank believes it has ample liquidity to address the COVID-19 uncertainties and remains vigilant in assessing its potential liquidity needs during this period.

Capital

At June 30, 2020, the Company and the Bank were considered well-capitalized. Regulatory capital ratios at June 30, 2020 are as follows:

	June 30, 2020
Regulatory Capital Ratios	Metropolitan Bank Holding Corp.	Metropolitan Commercial Bank
Tier 1 Leverage	8.6%	9.2%
Common Equity Tier 1 Risk-Based (CET1)	9.9	11.6
Tier 1 Risk-Based	10.8	11.6
Total Risk-Based	12.7	12.6

Balance Sheet

The Company had total assets of $3.97 billion at June 30, 2020, as compared to $3.36 billion at December 31, 2019. Loans, net of deferred fees and unamortized costs, increased by $219.3 million, or 8.2%, to $2.89 billion at June 30, 2020, as compared to $2.67 billion at December 31, 2019. This increase included net increases of $211.7 million in CRE loans and $39.4 million in C&I loan, partially offset by paydowns and amortization of $30.4 million in 1-4 Family and Consumer loans.

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Total cash and cash equivalents increased $433.5 million, or 111.4%, to $822.7 million at June 30, 2020, as compared to $389.2 million at December 31, 2019. The increases in cash and cash equivalents reflect the strong growth in deposits of $604.0 million that exceeded growth in loans of $219.3 million. Total securities, primarily those classified as AFS, decreased by $45.9 million, or 19.1% to $195.0 million at June 30, 2020, as compared to $240.9 million at December 31, 2019. AFS securities decreased primarily due to sales of $108.1 million, calls of $5.0 million and paydowns of $27.9 million, partially offset by purchases of $94.2 million.

Total deposits increased $604.0 million, or 21.6%, to $3.39 billion at June 30, 2020, as compared to $2.79 billion at December 31, 2019. This was due to increases of $168.0 million in interest-bearing deposits to $1.87 billion at June 30, 2020, as compared to $1.70 billion at December 31, 2019, and $436.0 million in non-interest-bearing deposits to $1.53 billion at June 30, 2020, as compared to $1.09 billion at December 31, 2019. The increase in deposits was primarily due to growth in the Bank’s bankruptcy and property management accounts, as well as deposit growth in the Bank’s retail network.

Total stockholders’ equity increased $18.1 million to $317.2 million at June 30, 2020, as compared to $299.1 million at December 31, 2019. The increase was primarily due to net income of $16.9 million for the six months ended June 30, 2020, an increase of $1.2 million in the fair value of AFS securities and an increase of $1.2 million in additional paid-in-capital related to stock-based employee compensation, partially offset by a $1.3 million decrease in the fair value of an interest rate cap derivative, which qualified as a cash flow hedge.

Metropolitan Commercial Bank meets all the requirements to be considered “Well-Capitalized” under applicable regulatory guidelines. At June 30, 2020, total non-owner-occupied commercial real estate loans were 422.0% of risk-based capital, as compared to 412.5% at December 31, 2019.

Income Statement

	Three months ended June 30,		Six months ended June 30,
(dollars in thousands)	2020	2019	2020	2019
Net income	$10,811	$6,057	$16,908	$14,588
Diluted earnings per common share	1.29	0.71	2.01	1.72
Annualized return on average assets	1.14%	0.91%	0.94%	1.18%
Annualized return on average equity	13.82%	8.71%	10.95%	10.66%

Net Income Summary

Net income increased $4.7 million to $10.8 million for the second quarter of 2020, as compared to $6.1 million for the second quarter of 2019. This increase was due primarily to increases of $7.2 million in net interest income and $3.0 million in non-interest income, partially offset by a $3.6 million increase in non-interest expense and a $2.1 million increase in income tax expense.

Net income increased $2.3 million to $16.9 million for six months ended June 30, 2020, as compared to $14.6 million for the six months ended June 30, 2019. This increase was primarily due to increases of $15.6 million in net interest income and $4.9 million in non-interest income, offset by a $10.4 million increase in non-interest expense, a $6.6 million increase in provision for loan losses and a $1.2 million increase in income tax expense.

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Net Interest Margin Analysis

Three months ended
June 30, 2020	June 30, 2019
Average	Average
Outstanding	Yield/Rate	Outstanding	Yield/Rate
(dollars in thousands)	Balance	Interest	(annualized)	Balance	Interest	(annualized)
Assets:
Interest-earning assets:
Loans (1)	$2,827,154	$32,983	4.68%	$2,226,557	$28,019	5.05%
Available-for-sale securities	138,944	609	1.73%	54,389	342	2.49%
Held-to-maturity securities	3,423	16	1.85%	4,287	22	2.01%
Equity investments - non-trading	2,274	11	1.91%	2,225	13	2.31%
Overnight deposits	794,377	374	0.19%	339,563	2,111	2.49%
Other interest-earning assets	18,485	230	4.92%	23,768	321	5.34%
Total interest-earning assets	3,784,657	34,223	3.62%	2,650,789	30,828	4.66%
Non-interest-earning assets	59,014	38,093
Allowance for loan and lease losses	(31,446)	(21,466)
Total assets	$3,812,225	$2,667,416

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Money market, savings and other interest-bearing accounts	$1,764,742	$2,437	0.56%	$1,071,388	$5,235	1.96%
Certificates of deposit	97,688	478	1.97%	112,538	701	2.50%
Total interest-bearing deposits	1,862,430	2,915	0.63%	1,183,926	5,936	2.01%
Borrowed funds	158,471	1,147	2.86%	242,493	1,955	3.19%
Total interest-bearing liabilities	2,020,901	4,062	0.81%	1,426,419	7,891	2.22%
Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,398,438	937,222
Other non-interest-bearing liabilities	78,159	25,750
Total liabilities	3,497,498	2,389,391

Stockholders' Equity	314,727	278,025
Total liabilities and equity	$3,812,225	$2,667,416

Net interest income	$30,161	$22,937
Net interest rate spread (2)	2.81%	2.44%
Net interest-earning assets	$1,763,756	$1,224,370
Net interest margin (3)	3.19%	3.47%
Ratio of interest earning assets to interest bearing liabilities	1.87	x	1.86	x

(1)	Amount includes deferred loan fees and non-performing loans.
(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.
(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

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Six months ended
June 30, 2020	June 30, 2019
Average	Average
Outstanding	Yield/Rate	Outstanding
(dollars in thousands)	Balance	Interest	(annualized)	Balance	Interest	Yield/Rate
Assets:
Interest-earning assets:
Loans (1)	$2,766,432	$65,811	4.77%	$2,100,546	$53,069	5.09%
Available-for-sale securities	179,414	1,953	2.15%	42,521	546	2.55%
Held-to-maturity securities	3,522	33	1.85%	4,382	45	2.04%
Equity investments - non-trading	2,268	22	1.92%	2,218	26	2.33%
Overnight deposits	632,507	1,967	0.63%	286,224	3,520	2.48%
Other interest-earning assets	19,963	505	5.00%	22,856	612	5.33%
Total interest-earning assets	3,604,106	70,291	3.91%	2,458,747	57,818	4.74%
Non-interest-earning assets	58,291	40,739
Allowance for loan and lease losses	(29,117)	(20,489)
Total assets	$3,633,280	$2,478,997

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Money market, savings and other interest-bearing accounts	$1,704,075	$7,608	0.90%	$980,365	$9,271	1.91%
Certificates of deposit	100,877	1,074	2.14%	108,934	1,311	2.43%
Total interest-bearing deposits	1,804,952	8,682	0.97%	1,089,299	10,582	1.96%
Borrowed funds	173,849	2,477	2.82%	226,918	3,721	3.26%
Total interest-bearing liabilities	1,978,801	11,159	1.13%	1,316,217	14,303	2.19%
Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,275,332	864,470
Other non-interest-bearing liabilities	68,540	24,598
Total liabilities	3,322,673	2,205,285

Stockholders' Equity	310,607	273,712
Total liabilities and equity	$3,633,280	$2,478,997

Net interest income	$59,132	$43,515
Net interest rate spread (2)	2.78%	2.55%
Net interest-earning assets	$1,625,305	$1,142,530
Net interest margin (3)	3.29%	3.57%
Ratio of interest earning assets to interest bearing liabilities	1.82	x	1.87	x

(1)	Amount includes deferred loan fees and non-performing loans.
(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.
(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

11

Interest Income

Interest income increased $3.4 million to $34.2 million for the second quarter of 2020, as compared to $30.8 million for the second quarter of 2019. This increase was due primarily to increases of $5.0 million in interest income on loans and $267,000 in interest on AFS securities, partially offset by a $1.7 million decrease in interest on overnight deposits.

The increase in interest income on loans was due to a $600.6 million increase in the average balance of loans to $2.83 billion for the second quarter of 2020, as compared to an average balance of $2.23 billion for the second quarter of 2019. The impact of the increase in average balance of loans was partially offset by a decrease of 37 basis points in average loan yield to 4.68% for the second quarter of 2020, as compared to 5.05% for the second quarter of 2019.

The increase in interest on AFS securities was due to an $84.5 million increase in the average balance of AFS securities to $138.9 million for the second quarter of 2020, as compared to $54.4 million for the second quarter of 2019. The impact of the increase in average balance was partially offset by a decrease of 76 basis points in the average yield on AFS securities to 1.73% for second quarter of 2020, as compared to 2.49% for second quarter of 2019.

The decrease in interest on overnight deposits was due a decrease of 230 basis points in the average yield on overnight deposits to 0.19% for the second quarter of 2020, as compared to 2.49% for the second quarter of 2019. The impact of the decrease in the average yield was offset by an increase of $454.8 million in the average balance of overnight funds to $794.4 million for the second quarter of 2020, as compared to $339.6 million for the second quarter of 2019.

Interest income increased $12.5 million to $70.3 million for the six months ended June 30, 2020, as compared $57.8 million for the six months ended June 30, 2019. This increase was due primarily to an increase of $12.7 million in interest income on loans and a $1.4 million increase in interest income on AFS securities, partially offset by a $1.6 million decrease in interest on overnight deposits.

The increase in interest income on loans was due to a $665.9 million increase in the average balance of loans to $2.77 billion for the six months ended June 30, 2020, as compared to an average balance of $2.10 billion for the six months ended June 30, 2019. The impact of the increase in average balance of loans was partially offset by a decrease of 32 basis points in average loan yield to 4.77% for the six months ended June 30, 2020, as compared to 5.09% for the six months ended June 30, 2019.

The increase in interest on AFS securities was due to a $136.9 million increase in the average balance of AFS securities to $179.4 million for the six months ended June 30, 2020, as compared to $42.5 million for the six months ended June 30, 2019. The impact of the increase in average balance was partially offset by a decrease of 40 basis points in the average yield on AFS securities, which decreased to 2.15% for the six months ended June 30, 2020, as compared to 2.55% for the six months ended June 30, 2019.

The decrease in interest on overnight deposits was due a decrease of 185 basis points in the average yield on overnight deposits to 0.63% for the six months ended June 30, 2020, as compared to 2.48% for the six months ended June 30, 2019. The decrease in the average yield was offset by an increase of $346.3 million in the average balance of overnight funds to $632.5 million for the six months ended June 30, 2020, as compared to $286.2 million for the six months ended June 30, 2019.

12

Interest Expense

Interest expense decreased $3.8 million to $4.1 million for the second quarter of 2020, as compared to $7.9 million for the second quarter of 2019. The decrease was due to a decrease of $3.0 million in interest on deposits and an $808,000 decrease in interest on borrowings. The decrease in interest expense on deposits was primarily due to a decrease of 138 basis points in the average cost of deposits to 0.63% for the second quarter of 2020, as compared to 2.01% for the second quarter of 2019. The impact of this decrease was partially offset by a $678.5 million increase in the average balance of interest-bearing deposits to $1.86 billion for the second quarter of 2020, as compared to an average balance of $1.18 billion for the second quarter of 2019. Interest expense on borrowings decreased primarily due to a decrease of 33 basis points in average cost of borrowings to 2.86% for the second quarter of 2020, as compared to 3.19% for the second quarter of 2019. In addition, the average balance of borrowings decreased by $84.0 million to $158.5 million for the second quarter of 2020, as compared to $242.5 million for the second quarter of 2019.

Interest expense decreased $3.1 million to $11.2 million for the six months ended June 30, 2020, as compared to $14.3 million for the six months ended June 30, 2019. The decrease was due to a decrease of $1.9 million in interest on deposits and a $1.2 million decrease in interest on borrowings. The decrease in interest expense on deposits was primarily due to a decrease of 99 basis points in the average cost of deposits to 0.97% for the six months ended June 30, 2020, as compared to 1.96% for the six months ended June 30, 2019. The impact of this decrease was partially offset by a $715.7 million increase in the average balance of interest-bearing deposits to $1.80 billion for the six months ended June 30, 2020, as compared to an average balance of $1.09 billion for the six months ended June 30, 2019. Interest expense on borrowings decreased primarily due to a decrease of 44 basis points in average cost of borrowings to 2.82% for the six months ended June 30, 2020, as compared to 3.26% for the six months ended June 30, 2020. Additionally, the average balance of borrowings decreased by $53.1 million to $173.8 million for the six months ended June 30, 2020, as compared to $226.9 million for the six months ended June 30, 2019.

Net Interest Margin

Net interest margin decreased 28 basis points to 3.19% for the second quarter of 2020, as compared to 3.47% for the second quarter of 2019. Total average interest-earning assets increased $1.13 billion to $3.78 billion for the second quarter of 2020, as compared to $2.65 billion for the second quarter of 2019. The total yield on average interest-earning assets decreased 104 basis points to 3.62% for the second quarter of 2020, as compared to 4.66% for the first quarter of 2019. The cost of interest-bearing liabilities decreased 141 basis points to 0.81% for the second quarter of 2020, as compared to 2.22% for the second quarter of 2019.

Net interest margin decreased 28 basis points to 3.29% for the six months ended June 30, 2020, as compared to 3.57% for the six months ended June 30, 2019. Total average interest-earning assets increased $1.14 billion to $3.60 billion for the six months ended June 30, 2020, as compared to $2.46 billion for the six months ended June 30, 2019. The total yield on average interest-earning assets decreased 83 basis points to 3.91% for the six months ended June 30, 2020, as compared to 4.74% for the six months ended June 30, 2019. The cost of interest-bearing liabilities decreased 106 basis points to 1.13% for the six months ended June 30, 2020, as compared to 2.19% for the six months ended June 30, 2019.

The decreases in net interest margin for the three and six months ended June 30, 2020 as compared to the same periods in 2019 was due to significantly lower market interest rates as well as an increase in the level of liquid assets and securities on the balance sheet, which earn lower yields than our loan portfolio. The Bank was successful in growing deposits by $604.0 million in the first half of 2020 which exceeded net loan growth. As a result, the average balance of overnight deposits grew by $454.8 million to $794.4 million for the second quarter of 2020 as compared to $339.6 million for the second quarter of 2019. In addition, the yield on overnight deposits was 0.19% during the second quarter of 2020 as compared to 2.49% for the second quarter of 2019 and the average balance of overnight deposits accounted for 21.0% and 12.8% of total average interest-earning assets for those same respective periods.

13

For the six months ended June 30, 2020, the average balance of overnight deposits grew by $346.3 million to $632.5 million as compared to $286.2 for the same period in 2019. In addition, the yield on overnight deposits was 0.63% for the first six months of 2020 as compared to 2.48% for the same period in 2019 and the average balance of overnight deposits accounted for 17.5% and 11.6% of total average interest-earning assets for those same respective periods.

The decreases in yields on interest-earning assets and the cost of interest-bearing liabilities were primarily due to the several interest rate cuts by the Federal Reserve in 2019 and 2020. The Federal Reserve reduced interest rates three times for a total of 75 basis points in the third and fourth quarters of 2019 and, in response to COVID-19, reduced interest rates by an additional 50 basis points on March 3, 2020 and 100 basis points on March 15, 2020.

Asset Quality

Non-performing assets consist of non-accrual loans, accruing loans that are 90 days or more past due, consumer loans placed in forbearance with payments past due over 90 days and still accruing, non-accrual TDRs and real estate owned (“REO”) that has been acquired in partial or full satisfaction of loan obligations or upon foreclosure. The Bank had no REO properties at June 30, 2020 or December 31, 2019. In accordance with the COVID-19 Guidance, non-performing loans do not include loan modifications that are due over 90 days due to COVID-19.

Non-accrual loans increased by $3.0 million to $7.1 million at June 30, 2020, as compared to $4.1 million at December 31, 2019, primarily due to one C&I loan in the amount of $5.4 million. This addition to non-accrual loans was offset by a one-to-four family loan in the amount of $2.4 million, which was placed on non-accrual status in June 2019 and was taken off of non-accrual status following making current payments for six consecutive months since then. Accruing loans 90 days of more past due increased by $957,000 due to an increase in loans placed in forbearance in the Bank’s consumer loan portfolio.

The provision for loan losses for the second quarter of 2020 was $1.8 million, as compared to $2.0 million for the second quarter of 2019. The provision for loan losses for the second quarter of 2020 was lower than the provision for the second quarter of 2019 primarily due to the Bank’s decision to decrease loan production in 2020. Net loan growth for the second quarter of 2020 was $126.2 million, as compared to $233.2 million for the second quarter of 2019.

The provision for loan losses for the six months ended June 30, 2020 was $6.6 million, as compared to a credit of $81,000 for the same period in 2019. The provision for loan losses for the six months ended June 30, 2020 included an additional $3.1 million provision recorded in consideration of the economic impact of COVID-19. The required provision for loan losses for the six months ended June 30, 2019 was reduced due to recoveries of $4.3 million related primarily to the recovery of medallion loans charged off in 2017 and 2016.

(dollars in thousands)	June 30, 2020	December 31, 2019
Non-performing assets:
Non-accrual loans:
One-to-four family	—	2,345
Commercial and industrial	6,482	1,047
Consumer	601	693
Total non-accrual loans	$7,083	$4,085
Accruing loans 90 days or more past due	1,365	408
Total non-performing loans and assets	$8,448	$4,493
Non-accrual loans as % of loans outstanding	0.24%	0.15%
Non-performing loans as % of loans outstanding	0.29%	0.17%
Allowance for loan losses	$(32,505)	$(26,272)
Allowance for loan losses as % of loans outstanding	1.12%	0.98%

14

	Three months ended June 30,		Six months ended June 30,
(dollars in thousands)	2020	2019	2020	2019
Provision for loan losses	$1,766	$1,950	$6,556	$(81)
Charge-offs	$(192)	$(69)	$(393)	$(416)
Recoveries	$7	$—	$70	$4,270
Net charge-offs/(recoveries) as % of average loans (annualized)	0.03%	0.01%	0.02%	(0.37)%

Non-Interest Income

	Three months ended June 30,		Six months ended June 30,
(dollars in thousands)	2020	2019	2020	2019
Service charges on deposit accounts	$803	$908	$1,883	$1,727
Prepaid third-party debit card income	2,108	1,422	3,729	2,679
Other service charges and fees	411	313	1,036	591
Unrealized gain on equity securities	19	31	55	70
Gain on sale of securities	2,312	—	3,286	—
Total non-interest income	$5,653	$2,674	$9,989	$5,067

Non-interest income increased $3.0 million, or 111.1%, to $5.7 million for the second quarter of 2020, as compared to $2.7 million for the second quarter of 2019. This increase was primarily due to an increase of $686,000 in prepaid debit card income and a $2.3 million gain on sale of securities. The increase in debit card income reflects the growth in the debit card business. The gain on securities sales was due to the sale of $88.1 million of AFS securities, which were sold to realize gains as market rates decreased and prepayment speeds were anticipated to increase.

Non-interest income increased $4.9 million, or 96.1%, to $10.0 million for the six months ended June 30, 2020, as compared to $5.1 million for the six months ended June 30, 2019. This increase was due primarily to increases of $1.0 million in prepaid debit card income, $445,000 in other service charges and fees and a $3.3 million gain on sale of securities. The increase in debit card income reflects the growth in the debit card business. The increases in other service charges and fees reflect the growth in deposits during the last twelve months. The gain on securities sales was due to the sale of $108.1 million of available-for-sale securities, which were sold to realize gains as market rates decreased and prepayment speeds were anticipated to increase.

Non-Interest Expense

	Three months ended June 30,		Six months ended June 30,
(dollars in thousands)	2020	2019	2020	2019
Compensation and benefits	$10,058	$7,921	$20,017	$15,411
Bank premises and equipment	1,887	1,348	4,387	2,683
Professional fees	882	917	1,837	1,711
Technology costs	824	562	1,581	1,127
Licensing fees	2,636	2,056	5,684	2,876
Other expenses	1,997	1,920	4,291	3,610
Total non-interest expense	$18,284	$14,724	$37,797	$27,418

Non-interest expense increased $3.6 million, or 24.2%, to $18.3 million for the second quarter of 2020 as compared to $14.7 million for the second quarter of 2019 primarily due to increases of $2.1 million in compensation and benefits, $580,000 in licensing fees, $539,000 in bank premises and equipment costs and $262,000 in technology costs.

15

Compensation and benefits increased $2.1 million to $10.1 million for the second quarter of 2020, as compared to $7.9 million for the second quarter of 2019. This increase was due primarily to an increase in the number of average full-time employees to 171 for the second quarter of 2020, as compared to 163 for the second quarter of 2019. In addition, compensation and benefits for the second quarter of 2020 included approximately $245,000 in non-recurring accelerated stock-based compensation expense and accrued severance.

For the second quarter of 2020, licensing fees related to certain corporate cash management deposit products amounted to $2.6 million, as compared to $2.1 million for the second quarter of 2019, an increase of $580,000. Corporate cash management deposits related to these licensing fees amounted to $855.6 million at June 30, 2020, as compared to $425.2 million at June 30, 2019, primarily due to an increase in bankruptcy deposit accounts.

Bank premises and equipment increased $539,000 to $1.9 million for the second quarter of 2020, as compared to $1.3 million for the second quarter of 2019, primarily due to the Company taking possession of and renovating new space at its headquarters in 99 Park Ave., New York, NY in August 2019. The additional rent amounted to $615,000 for the second quarter of 2020. The renovations on the new space are substantially complete and the Company has vacated its existing space in July 2020. As a result, beginning in August 2020, the Company will cease rent payments on the former space resulting in a reduction of rent expense of approximately $195,000 per quarter.

Technology costs increased by $262,000 to $824,000 for the second quarter of 2020, as compared to $562,000 for the second quarter of 2019. The increase in technology costs was due to the growth of the business and its technology needs.

Non-interest expense increased $10.4 million, or 37.9%, to $37.8 million for the six months ended June 30, 2020, as compared to $27.4 million for the six months ended June 30, 2019 primarily due to increases of $4.6 million in compensation and benefits cost, $2.8 million in licensing fees, $1.7 million increase in bank premises and equipment costs and $454,000 in technology costs.

Compensation and benefits increased $4.6 million to $20.0 million for the six months ended June 30, 2020 as compared to $15.4 million for the six months ended June 30, 2019. This increase was due primarily to an increase in the number of average full-time employees to 170 for the six months ended June 30, 2020, as compared to 158 for the six months ended June 30, 2019.

For the six months ended June 30, 2020, licensing fees related to certain corporate cash management deposit products amounted to $5.7 million, as compared to $2.9 million for the six months ended June 30, 2019, an increase of $2.8 million. Corporate cash management deposits related to these licensing fees amounted to $855.6 million at June 30, 2020, as compared to $425.2 million at June 30, 2019, primarily due to an increase in bankruptcy deposit accounts.

Bank premises and equipment increased $1.7 million to $4.4 million for the six months ended June 30, 2020, as compared to $2.7 million for the six months ended June 30, 2019, primarily due to the Company taking possession of and renovating the new headquarters space. The additional rent amounted to $1.2 million for the six months ended June 30, 2020. In addition, the Bank accelerated the amortization of $575,000 of leasehold improvements related to the Bank’s current space at its headquarters in the first quarter of 2020. Beginning in August 2020, the Company will cease rent payments on the former space resulting in a reduction of rent expense of approximately $195,000 per quarter

Technology costs increased by $454,000 to $1.6 million for the six months ended June 30, 2020, as compared to $1.1 million for the six months ended June 30, 2019. The increase in technology costs was due to the growth of the business and its technology needs.

16

About Metropolitan Bank Holding Corporation

Metropolitan Bank Holding Corp. (NYSE: MCB) is the holding company for Metropolitan Commercial Bank. The Bank provides a broad range of business, commercial and personal banking products and services to small and middle-market businesses, public entities and affluent individuals in the New York metropolitan area. Founded in 1999, the Bank is headquartered in New York City and operates six locations in Manhattan, Brooklyn and Great Neck, Long Island. The Bank is also an active issuer of debit cards for third-party debit card programs. Metropolitan Commercial Bank is a New York State chartered commercial bank and a Federal Reserve System member bank whose deposits are insured up to applicable limits by the FDIC, and an equal opportunity lender. For more information, please visit www.mcbankny.com.

Forward Looking Statement Disclaimer

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include but are not limited to the Company’s financial condition and capital ratios, results of operations and the Company’s outlook and business. Forward-looking statements are not historical facts. Such statements may be identified by the use of such words as “may”, “believe”, “expect”, “anticipate”, “plan”, “continue”, or similar terminology. These statements relate to future events or our future financial performance and involve risks and uncertainties that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we caution you not to place undue reliance on these forward-looking statements. Factors which may cause our forward-looking statements to be materially inaccurate include, but are not limited to those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as an unexpected deterioration in our loan portfolio, unexpected increases in our expenses, greater than anticipated growth and our ability to manage such growth, unanticipated regulatory action, unexpected changes in interest rates, an unanticipated decrease in deposits, an unanticipated loss of key personnel, an unanticipated loss of existing customers, competition from other institutions resulting in unanticipated changes in our loan or deposit rates, unanticipated increases in Federal Deposit Insurance Corporation costs and unanticipated adverse changes in our customers’ economic conditions or economic conditions in our local area in general.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; our cyber security risks are increased as the result of an increase in the number of employees working remotely; and FDIC premiums may increase if the agency experience additional resolution costs.

Forward-looking statements speak only as of the date of this release. We do not undertake any obligation to update or revise any forward-looking statement.

17

Consolidated Balance Sheet

	June 30, 2020	December 31, 2019
Assets
Cash and due from banks	$9,529	$8,116
Overnight deposits	813,147	381,104
Total cash and cash equivalents	822,676	389,220
Investment securities available for sale	189,359	234,942
Investment securities held to maturity	3,319	3,722
Investment securities -- Equity investments	2,301	2,224
Total securities	194,979	240,888
Other investments	15,731	21,437
Loans, net of deferred fees and unamortized costs	2,892,274	2,672,949
Allowance for loan losses	(32,505)	(26,272)
Net loans	2,859,769	2,646,677
Receivable from prepaid card programs, net	31,123	11,581
Accrued interest receivable	11,148	8,862
Premises and equipment, net	15,065	12,100
Prepaid expenses and other assets	10,217	17,074
Goodwill	9,733	9,733
Total assets	$3,970,441	$3,357,572
Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing demand deposits	$1,526,439	$1,090,479
Interest-bearing deposits	1,868,300	1,700,295
Total deposits	3,394,739	2,790,774
Federal Home Loan Bank of New York advances	104,000	144,000
Trust preferred securities	20,620	20,620
Subordinated debt, net of issuance cost	24,629	24,601
Secured Borrowings	41,948	42,972
Accounts payable, accrued expenses and other liabilities	34,780	23,556
Accrued interest payable	1,199	1,229
Prepaid third-party debit cardholder balances	31,357	10,696
Total liabilities	3,653,272	3,058,448

Class B preferred stock	3	3
Common stock	82	82
Additional paid in capital	217,644	216,468
Retained earnings	98,271	81,364
Accumulated other comprehensive gain, net of tax effect	1,169	1,207
Total stockholders’ equity	317,169	299,124
Total liabilities and stockholders’ equity	$3,970,441	$3,357,572

18

Consolidated Statement of Income (unaudited)

	Three months ended June 30,		Six months ended June 30,
(dollars in thousands)	2020	2019	2020	2019
Total interest income	$34,223	$30,828	$70,291	$57,818
Total interest expense	4,062	7,891	11,159	14,303
Net interest income	30,161	22,937	59,132	43,515
Provision for loan losses	1,766	1,950	6,556	(81)
Net interest income after provision for loan losses	28,395	20,987	52,576	43,596

Non-interest income:
Service charges on deposit accounts	803	908	1,883	1,727
Prepaid third-party debit card income	2,108	1,422	3,729	2,679
Other service charges and fees	411	313	1,036	591
Unrealized gain on equity securities	19	31	55	70
Gain on sale of securities	2,312	—	3,286	—
Total non-interest income	5,653	2,674	9,989	5,067

Non-interest expense:
Compensation and benefits	10,058	7,921	20,017	15,411
Bank premises and equipment	1,887	1,348	4,387	2,683
Professional fees	882	917	1,837	1,711
Technology costs	3,460	2,618	7,265	4,003
Other expenses	1,997	1,920	4,291	3,610
Total non-interest expense	18,284	14,724	37,797	27,418

Net income before income tax expense	15,764	8,937	24,768	21,245
Income tax expense	4,953	2,880	7,860	6,657
Net income	$10,811	$6,057	$16,908	$14,588

Earnings per common share:
Average common shares outstanding - basic	8,221,748	8,173,487	8,218,853	8,171,360
Average common shares outstanding - diluted	8,334,582	8,336,064	8,381,678	8,320,866
Basic earnings	$1.30	$0.73	$2.03	$1.76
Diluted earnings	$1.29	$0.71	$2.01	$1.72

19

Summary of Income and Performance Measures

Five Quarter Trend (unaudited)

	Quarter Ended
(Dollars in thousands)	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019
Net interest income	$30,161	$28,969	$28,042	$26,053	$22,937
Provision for loan losses	1,766	4,790	2,300	2,004	1,950
Net interest income after provision for loan losses	28,395	24,179	25,742	24,049	20,987
Non-interest income	5,653	4,340	2,862	2,700	2,674
Non-interest expense:
Compensation and benefits	10,058	9,960	7,956	7,875	7,921
Other Expense	8,226	9,556	9,086	7,620	6,803
Total non-interest expense	18,284	19,516	17,042	15,495	14,724

Income before income tax expense	15,764	9,003	11,562	11,254	8,937
Income tax expense	4,953	2,906	3,699	3,571	2,880
Net income	10,811	6,097	7,863	7,683	6,057

Performance Measures:
Net income available to common shareholders	10,716	6,032	7,741	7,550	5,950
Per common share:
Basic earnings	$1.30	$0.73	$0.95	$0.92	$0.73
Diluted earnings	$1.29	$0.72	$0.93	$0.90	$0.71
Common shares outstanding:
Average - diluted	8,334,582	8,412,782	8,363,080	8,348,970	8,336,064
Period end	8,294,801	8,294,801	8,312,918	8,319,852	8,320,816
Return on (annualized):
Average total assets	1.14%	0.71%	0.95%	0.97%	0.91%
Average equity	13.82%	8.00%	10.53%	10.63%	8.71%
Yield on average earning assets	3.62%	4.22%	4.38%	4.47%	4.66%
Cost of interest-bearing liabilities	0.81%	1.48%	1.77%	2.15%	2.22%
Net interest spread	2.81%	2.74%	2.61%	2.32%	2.44%
Net interest margin	3.19%	3.38%	3.35%	3.26%	3.47%
Net charge-offs as % of average loans (annualized)	0.03%	0.02%	0.07%	0.05%	0.01%
Efficiency ratio	54.58%	58.59%	55.14%	53.89%	57.49%

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Consolidated Balance Sheet Summary, Five Quarter Trend (unaudited)

(dollars in thousands)	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019
Assets
Total Assets	$3,970,441	$3,612,012	$3,357,572	$3,243,171	$2,960,613
Overnight deposits	813,147	569,927	381,104	424,170	424,276
Total securities	194,979	205,646	240,888	256,835	137,109
Other investments	15,731	21,455	21,437	20,921	22,972
Loans, net of deferred fees and unamortized costs	2,892,274	2,766,099	2,672,949	2,496,697	2,335,573

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing demand deposits	$1,526,439	$1,250,584	$1,090,479	$1,041,102	$1,103,278
Interest-bearing deposits	1,868,300	1,771,108	1,700,295	1,664,104	1,272,844
Total deposits	3,394,739	3,021,692	2,790,774	2,705,206	2,376,122
Borrowings	149,249	189,235	189,221	189,207	235,193
Total stockholders' Equity	317,169	308,536	299,124	291,002	281,330

Asset Quality
Total non-accrual loans	$7,083	$6,136	$4,085	$3,998	$2,415
Total non-performing loans	$8,448	$6,341	$4,493	$4,714	$3,489
Non-accrual loans to total loans	0.24%	0.22%	0.15%	0.16%	0.10%
Non-performing loans to total loans	0.29%	0.23%	0.17%	0.19%	0.15%
Allowance for loan losses	(32,505)	(30,924)	(26,272)	(24,444)	(22,715)
Allowance for loan losses to total loans	1.12%	1.12%	0.98%	0.98%	0.97%
Provision for loan losses	1,766	4,790	2,300	2,004	1,950
Net charge-offs	185	138	472	275	69

Regulatory Capital
Tier 1 Leverage:
Metropolitan Bank Holding Corp.	8.6%	9.1%	9.4%	9.6%	11.0%
Metropolitan Commercial Bank	9.2	9.8	10.1	10.3	11.2

Common Equity Tier 1 Risk-Based (CET1):
Metropolitan Bank Holding Corp.	9.9	9.8	10.1	10.4	10.7
Metropolitan Commercial Bank	11.6	11.5	11.8	12.2	12.5

Tier 1 Risk-Based:
Metropolitan Bank Holding Corp.	10.8	10.7	11.0	11.4	11.7
Metropolitan Commercial Bank	11.6	11.5	11.8	12.2	12.5

Total Risk-Based:
Metropolitan Bank Holding Corp.	12.7	12.1	12.5	13.0	13.4
Metropolitan Commercial Bank	12.6	12.5	12.7	13.1	13.4

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Reconciliation of GAAP to Non-GAAP Measures

In addition to the results presented in accordance with Generally Accepted Accounting Principles ("GAAP"), this earnings release includes certain non-GAAP financial measures. Management believes these non-GAAP financial measures provide meaningful information to investors in understanding the Company’s operating performance and trends. These non-GAAP measures have inherent limitations and are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for an analysis of results reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of non-GAAP/adjusted financial measures disclosed in this earnings release to the comparable GAAP measures are provided in the following table:

Dollars in thousands, except per share data	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019
Total Equity	$317,169	$308,536	$299,124	$291,002	$281,330
Less: preferred equity	5,502	5,502	5,502	5,502	5,502
Common Equity	$311,667	$303,034	$293,622	$285,500	$275,828
Less: intangible assets	9,733	9,733	9,733	9,733	9,733
Tangible common equity (book value)	$301,934	$293,301	$283,889	$275,767	$266,095

Common shares outstanding	8,294,801	8,294,801	8,312,918	8,319,852	8,320,816

Book value per share (GAAP)	$37.57	$36.53	$35.32	$34.32	$33.15
Tangible book value per common share (non-GAAP)*	$36.40	$35.36	$34.15	$33.15	$31.98

* Tangible book value divided by common shares outstanding at period-end.

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